Pricing Supplement No. 164 Dated February 6, 1998
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)

                                                     Rule 424(b)(3)
                                                 Registration Statement
                                                      No. 33-64237




                                 U.S.$5,000,000,000

                             FORD MOTOR CREDIT COMPANY

                        Medium-Term Notes Due from 9 Months
                           to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $75,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Salomon Brothers Inc has agreed to purchase the Notes at a price of 99.825% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                    February 13, 1998.

Principal Amount:              $75,000,000.

Interest Rate Basis:           LIBOR having an Index Maturity of three months
                               plus 9 basis points.

Interest Reset Dates:          Quarterly on the 13th day of the months of
                               February, May, August and November.


Interest Payment Dates:        Quarterly on the 13 day of the months of
                               February, May, August and November, beginning
                               May 13, 1998.

Stated Maturity:               February 13, 2001.

Reference Agent:               The Chase Manhattan Bank




                               SALOMON BROTHERS INC